EXHIBIT 99.1

Flushing Financial Corporation Reports Third Quarter Core Diluted Earnings Per Common Share of $0.34, a 17.2% Increase From the Third Quarter of 2012, on Continued Improvement in Credit Quality; Loan Portfolio Growth of 3.4%

Third Quarter 2013

  Continued improvement in credit quality:
  -- Non-performing loans totaled $61.2 million at September 30, 2013, an improvement of $12.7 million, or 17.2%, from June 30, 2013, and are at their lowest level since June 30, 2009.
  -- Delinquent loans improved to $114.4 million, a decrease of $11.9 million, or 9.4%, from June 30, 2013, and are at their lowest level since March 31, 2009.
  -- Classified loans improved to $86.3 million, a decrease of $17.2 million, or 16.6%, from June 30, 2013, and are at their lowest level since June 30, 2009.
  Core diluted earnings per common share, a non-GAAP measure, were $0.34, an increase of $0.01, or 3.3%, from the three months ended June 30, 2013, and an increase of $0.05, or 17.2%, from the comparable prior year period.
  GAAP diluted earnings per common share were $0.32, the same as recorded for the three months ended June 30, 2013, and an increase of $0.01, or 3.2%, from the comparable prior year period.
  The provision for loan losses decreased $0.1 million, or 1.9%, from the three months ended June 30, 2013 and decreased $1.6 million, or 31.3%, from the comparable prior year period.
  The net interest margin decreased 11 basis points to 3.38% from the three months ended June 30, 2013 and decreased 24 basis points from the comparable prior year period.
  Loans, net increased $109.6 million during the three months ended September 30, 2013, as loan originations were a record $262.2 million, an increase of $10.5 million, or 4.2%, from the three months ended June 30, 2013 and $111.2 million, or 73.7%, from the comparable prior year period.
  Loan applications in process remained strong at $262.2 million at September 30, 2013, a decrease of $80.1 million from June 30, 2013 but an increase of $64.1 million from the comparable prior year period.
  Net charge-offs for the three months ended September 30, 2013 were 0.61% of average loans.
  Allowance for loan losses as a percentage of total non-performing loans increased to 50.4% at September 30, 2013, the highest quarter-end percentage since September 2008.
  Recorded OTTI charges totaled $0.9 million on three private issue CMOs for the three months ended September 30, 2013.

LAKE SUCCESS, N.Y., Oct. 22, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and nine months ended September 30, 2013.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report that the third quarter of 2013 was a strong quarter, which saw a continued improvement in credit quality. Core diluted earnings per common share, a non-GAAP measure, were $0.34 for the third quarter of 2013, an increase of $0.01 from the second quarter of 2013 and an increase of $0.05 from the third quarter of 2012.

"The continued improvement in credit quality allowed us to reduce our provision for loan losses this quarter to $3.4 million, a decrease of $0.1 million from the second quarter of 2013 and a decrease of $1.6 million from the third quarter of 2012. This is the lowest quarterly provision since the fourth quarter of 2008.

"We continued to see reductions in delinquent loans, non-performing loans, and classified loans. Non-performing loans decreased by $12.7 million, or 17%, during the third quarter to $61.2 million, and are at their lowest level since the second quarter of 2009. Loans delinquent over 30 days decreased $11.9 million, or 9%, during the third quarter, and are at their lowest level since the first quarter of 2009. Loans delinquent over 90 days decreased $14.5 million, or 20%, during the third quarter, and are at their lowest level since the first quarter of 2009. Classified and criticized loans continued their improving trend that began over a year ago, which resulted in a 10% reduction in these categories in the third quarter of 2013, and a 54% reduction since their peak level at March 31, 2011. The total of classified loans plus other real estate owned as a percentage of regulatory capital plus the allowance for loan losses is now 19.1%.

"During the third quarter, we sold $0.3 million of non-performing loans that were previously reported as Loans held for sale and sold an additional $4.2 million of non-performing loans, realizing $4.0 million upon sale, or 96% of book value. We also agreed to sell two additional non-performing loans totaling $7.9 million for 69% of book value, and transferred these loans to Loans held for sale at the amount of anticipated proceeds of $5.5 million. One of these loans is our largest non-performing loan, a construction loan for $7.3 million, on which we recorded a $2.3 million charge-off. The sale of these loans is expected to close during the fourth quarter of 2013.

"Charge-offs for the third quarter of 2013 were primarily due to sales of delinquent loans, the transfer to Loans held for sale of non-performing loans, and our continued practice of obtaining updated appraisals and recording charge-offs based on these up-to-date values as opposed to adding to the allowance for loan losses. Net charge-offs in the third quarter were $5.0 million. We do not carry non-performing loans at more than 85% of their current appraised value. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans, based upon current appraisals, was 45.4% at the end of the quarter.

"Net loans increased $109.6 million, or 3.4%, during the third quarter of 2013, as loan originations for the quarter totaled a record $262.2 million. Our loan pipeline at September 30, 2013 remained strong at $262.2 million. Our lending departments continue to emphasize full relationship banking with our borrowers. Originations were focused on multi-family and commercial business loans, which represented 49% and 38%, respectively, of loan originations during the third quarter of 2013. We generally obtain full banking relationships with these borrowers.

"Our net interest margin for the third quarter of 2013 was 3.38%, a decrease of 11 basis points from the second quarter of 2013. While we saw a decrease in our funding costs of five basis points for the quarter, the yield on interest-earning assets decreased 14 basis points. In the current interest rate environment, new loans and securities are added at rates well below our portfolio average yield, and higher yielding loans and securities are prepaid. We also continued to experience higher than average activity in loans refinancing during the third quarter of 2013, which further reduced the yield on our loan portfolio.

"At September 30, 2013, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.48%, 14.21% and 15.21%, respectively. The Company is also subject to the same regulatory requirements. At September 30, 2013, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 9.64% 14.46% and 15.46%, respectively.

"Banking regulators issued new proposed revisions to the capital regulations in July 2013, replacing the proposed capital regulations that were issued in June 2012. The regulators announced these capital regulations would be effective January 1, 2015 for bank holding companies and banks with less than $15 billion in total assets, such as our Company and Bank. Based on our preliminary assessment of these proposed regulations, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized."

Core earnings, a non-GAAP measure, which excludes the effects of net losses from fair value adjustments, net gains from the sale of securities, other-than-temporary impairment charges and penalties from the prepayment of long-term borrowings, were $10.0 million for the three months ended September 30, 2013, an increase of $1.1 million, or 12.9%, from $8.8 million in the comparable prior year period. Core diluted earnings per common share, a non-GAAP measure, were $0.34 for the three months ended September 30, 2013, an increase of $0.05, or 17.2%, from the comparable prior year period.

Core earnings, a non-GAAP measure, for the nine months ended September 30, 2013 were $26.7 million, an increase of $1.1 million, or 4.4%, from $25.6 million in the comparable prior year period. Core diluted earnings per common share, a non-GAAP measure, were $0.89 for the nine months ended September 30, 2013, an increase of $0.05, or 6.0%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Balance Sheet Restructuring

As previously announced, during the three months ended March 31, 2013, the Bank sold $68.5 million of mortgage-backed securities realizing a gain of $2.9 million, and prepaid $69.9 million of FHLB-NY advances scheduled to mature in 2014 incurring a prepayment penalty of $2.6 million. Based on market prepayment assumptions, the mortgage-backed securities sold were yielding 1.96%, while the advances prepaid were costing 3.21%. The mortgage-backed securities were replaced with securities yielding approximately 2.00% and were funded by a mixture of new FHLB-NY advances and deposits costing approximately 0.75%. This restructuring is expected to increase net interest income in future periods.

Loan Sales

During the nine months ended September 30, 2013, the Bank continued to reduce the level of non-performing loans. The Bank sold 61 non-performing loans for proceeds totaling $22.9 million, with charge-offs recorded at the time of sale totaling $4.6 million.

Earnings Summary - Three Months Ended September 30, 2013

Net income for the three months ended September 30, 2013 was $9.4 million, an increase of $0.1 million, or 0.6%, from the comparable prior year period.  Diluted earnings per common share were $0.32 for the three months ended September 30, 2013, an increase of $0.01, or 3.2%, from $0.31 for the three months ended September 30, 2012.

Return on average equity was 8.9% for the three months ended September 30, 2013 compared to 8.7% for the three months ended September 30, 2012. Return on average assets was 0.8% for the three months ended September 30, 2013 compared to 0.9% for the three months ended September 30, 2012.

For the three months ended September 30, 2013, net interest income was $37.0 million, a decrease of $0.6 million, or 1.6%, from $37.6 million for the three months ended September 30, 2012. The decrease in net interest income was primarily attributable to a 20 basis point decrease in the net-interest spread to 3.27% for the three months ended September 30, 2013 from 3.47% for the three months ended September 30, 2012, partially offset by the effect of an increase of $213.5 million in the average balance of interest-earning assets to $4,371.3 million for the three months ended September 30, 2013 from $4,157.8 million for the comparable prior year period. The yield on interest-earning assets decreased 56 basis points to 4.56% for the three months ended September 30, 2013 from 5.12% for the three months ended September 30, 2012, while the cost of funds decreased 36 basis points to 1.29% for the three months ended September 30, 2013 from 1.65% for the comparable prior year period. The net interest margin decreased 24 basis points to 3.38% for the three months ended September 30, 2013 from 3.62% for the three months ended September 30, 2012. Excluding prepayment penalty income, the net interest margin would have decreased 22 basis points to 3.26% for the three months ended September 30, 2013 from 3.48% for the three months ended September 30, 2012.

The 56 basis point decline in the yield of interest-earning assets was primarily due to a 47 basis point reduction in the yield of the loan portfolio to 5.18% for the three months ended September 30, 2013 from 5.65% for the three months ended September 30, 2012, combined with an 82 basis point decline in the yield on total securities to 2.77% for the three months ended September 30, 2013 from 3.59% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $127.7 million increase in the average balance of the lower yielding securities portfolio for the three months ended September 30, 2013. $48.0 million of the increase in the average balance of the securities portfolio is due to the purchase of floating rate corporate debt that was purchased to assist in the management of interest rate risk. The 47 basis point decrease in the yield of the loan portfolio was primarily due to a decline in the rates earned on new loan originations and existing loans modified to lower rates, partially offset by an increase in prepayment penalty income during the three months ended September 30, 2013 compared to the three months ended September 30, 2012. The 82 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 44 basis points to 5.16% for the three months ended September 30, 2013 from 5.60% for the three months ended September 30, 2012.

The 36 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a shifting of deposit concentrations, as higher costing certificates of deposits average balance decreased $313.2 million to $1,191.6 million, while lower costing core deposits average balance increased $291.2 million to $1,759.5 million for the three months ended September 30, 2013.  Additionally, the cost of borrowed funds decreased 76 basis points to 2.06% for the three months ended September 30, 2013 from 2.82% for the comparable prior year period. The decrease in the cost of borrowed funds was primarily due to maturing and new borrowings being replaced and obtained at lower rates, including through the balance sheet restructuring as discussed above under "Balance Sheet Restructuring." The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 26 basis points, two basis points, one basis point and six basis points, respectively, for the three months ended September 30, 2013 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 31 basis points to 1.05% for the three months ended September 30, 2013 from 1.36% for the three months ended September 30, 2012.

The net interest margin for the three months ended September 30, 2013 was 3.38%, a decrease of 11 basis points from 3.49% for the three months ended June 30, 2013. The yield on interest-earning assets decreased 14 basis points during the three months ended September 30, 2013 to 4.56%, while the cost of interest-bearing liabilities decreased five basis points to 1.29%.

Excluding prepayment penalty income on loans, the net interest margin decreased nine basis points to 3.26% for the three months ended September 30, 2013 from 3.35% for the three months ended June 30, 2013.

A provision for loan losses of $3.4 million was recorded for the three months ended September 30, 2013, which was a decrease of $1.6 million, or 31.3%, from that recorded for the three months ended September 30, 2012. During the three months ended September 30, 2013, non-performing loans decreased $12.7 million to $61.2 million from $73.9 million at June 30, 2013. Net charge-offs for the three months ended September 30, 2013 totaled $5.0 million, or 61 basis points of average loans. The current loan-to-value ratio, based on updated appraisals or internal evaluations, for our non-performing loans collateralized by real estate was 45.4% at September 30, 2013. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, it was deemed necessary to record a $3.4 million provision for possible loan losses for the three months ended September 30, 2013.

Non-interest income for the three months ended September 30, 2013 was $0.9 million, a decrease of $2.6 million from $3.5 million for the three months ended September 30, 2012. The decrease in non-interest income was primarily due to a $0.9 million other-than-temporary impairment ("OTTI") charge recorded for the three months ended September 30, 2013 on three private issue collateralized mortgage obligations ("CMOs") and a decrease of $1.0 million in income from fair value adjustments for the three months ended September 30, 2013 as compared to the comparable prior year period. Loan fees decreased $0.8 million during the three months ended September 30, 2013, primarily due to the deferral of $0.5 million of loan fees previously recognized in income during 2013 which were deferred in the current quarter to be amortized as a yield adjustment. A corresponding amount of additional compensation expense for loan origination costs was also deferred during the current quarter. These decreases were partially offset by a $0.2 million increase in income from bank owned life insurance ("BOLI") as compared to the three months ended September 30, 2012.

Non-interest expense was $19.1 million for the three months ended September 30, 2013, a decrease of $1.7 million from $20.7 million for the three months ended September 30, 2012. The decrease was primarily due to decreases of $0.4 million in FDIC insurance expense primarily due to a reduction in the assessment rate, $0.5 million in OREO/foreclosure expense primarily due to a reduction in non-accrual loans, $0.2 million in net losses on sales of OREO and $0.3 million in professional services. The efficiency ratio was 49.2% for the three months ended September 30, 2013 compared to 51.3% for the three months ended September 30, 2012.

Earnings Summary - Nine Months Ended September 30, 2013

Net income for the nine months ended September 30, 2013 was $25.8 million, an increase of $0.7 million, or 2.7%, compared to $25.1 million for the nine months ended September 30, 2012. Diluted earnings per common share were $0.86 for the nine months ended September 30, 2013, an increase of $0.04, or 4.9%, from $0.82 for the nine months ended September 30, 2012.

Return on average equity was 7.9% for both of the nine months ended September 30, 2013 and 2012. Return on average assets was 0.8% for both of the nine months ended September 30, 2013 and 2012.

For the nine months ended September 30, 2013, net interest income was $108.4 million, a decrease of $4.8 million, or 4.2%, from $113.2 million for the nine months ended September 30, 2012. The decrease in net interest income was partially attributable to the $2.6 million prepayment penalty recorded on borrowings during the nine months ended September 30, 2013 from a balance sheet restructuring as discussed above under "Balance Sheet Restructuring."

Excluding the prepayment penalty recorded on borrowings as discussed above under "Balance Sheet Restructuring," net interest income was $111.0 million, a decrease of $2.2 million, or 2.0%, from $113.2 million for the nine months ended September 30, 2012. This decrease in net interest income was primarily attributable to a 17 basis point decrease in the net-interest spread to 3.35% for the nine months ended September 30, 2013 from 3.52% for the nine months ended September 30, 2012, partially offset by the effect of an increase of $143.0 million in the average balance of interest-earning assets to $4,268.5 million for the nine months ended September 30, 2013 from $4,125.5 million for the comparable prior year period. The yield on interest-earning assets decreased 55 basis points to 4.69% for the nine months ended September 30, 2013 from 5.24% for the nine months ended September 30, 2012, while the cost of interest-bearing liabilities decreased 38 basis points to 1.34% for the nine months ended September 30, 2013 from 1.72% for the comparable prior year period. The net interest margin decreased 19 basis points to 3.47% for the nine months ended September 30, 2013 from 3.66% for the nine months ended September 30, 2012.

Excluding the prepayment penalty recorded on borrowings as discussed above under "Balance Sheet Restructuring" and prepayment penalty income on loans and securities, the net interest margin would have decreased 19 basis points to 3.35% for the nine months ended September 30, 2013 from 3.54% for the nine months ended September 30, 2012.

The 55 basis point decline in the yield of interest-earning assets was primarily due to a 44 basis point reduction in the yield of the loan portfolio to 5.31% for the nine months ended September 30, 2013 from 5.75% for the nine months ended September 30, 2012, combined with a 76 basis point decline in the yield on total securities to 2.89% for the nine months ended September 30, 2013 from 3.65% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $116.9 million increase in the average balance of the lower yielding securities portfolio for the nine months ended September 30, 2013. The 44 basis point decrease in the yield of the loan portfolio was primarily due to a decline in the rates earned on new loan originations and existing loans modified to lower rates. The 76 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 38 basis points to 5.46% for the nine months ended September 30, 2013 from 5.84% for the nine months ended September 30, 2012. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 42 basis points to 5.29% for the nine months ended September 30, 2013 from 5.71% for the nine months ended September 30, 2012.

Excluding the prepayment penalty on borrowings, the 38 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a shifting of deposit concentrations, as higher costing certificates of deposits average balance decreased $287.7 million to $1,187.4 million, while lower costing core deposits average balance increased $214.1 million to $1,724.2 million for the nine months ended September 30, 2013. Additionally, the cost of borrowed funds decreased 97 basis points to 2.15% for the nine months ended September 30, 2013 from 3.12% for the comparable prior year period. The decrease in the cost of borrowed funds was primarily due to maturing and new borrowings being replaced and obtained at lower rates, including through the balance sheet restructuring as discussed above under "Balance Sheet Restructuring." The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 24 basis points, 10 basis points, three basis points and nine basis points, respectively, for the nine months ended September 30, 2013 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 28 basis points to 1.11% for the nine months ended September 30, 2013 from 1.39% for the nine months ended September 30, 2012.

A provision for loan losses of $12.9 million was recorded for the nine months ended September 30, 2013, which was a decrease of $3.1 million from $16.0 million recorded in the nine months ended September 30, 2012. During the nine months ended September 30, 2013, non-performing loans decreased $28.7 million to $61.2 million from $89.8 million at December 31, 2012. Net charge-offs for the nine months ended September 30, 2013 totaled $13.2 million, or 55 basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 45.4% at September 30, 2013. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, it was deemed necessary to record a $12.9 million provision for possible loan losses for the nine months ended September 30, 2013.

Non-interest income for the nine months ended September 30, 2013 was $8.5 million, an increase of $2.0 million from $6.5 million for the nine months ended September 30, 2012. The increase in non-interest income was primarily due to the $2.9 million gain from the sale of mortgage-backed securities during the nine months ended September 30, 2013 as part of a balance sheet restructuring as discussed above under "Balance Sheet Restructuring". Non-interest income also improved due to a $0.4 million increase in BOLI income. These increases were partially offset by a $0.4 million increase in net losses from fair value adjustments and a $0.6 million increase in OTTI charges recorded on private issue CMOs during the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. Additionally, loan fees decreased $0.5 million during the nine months ended September 30, 2013, primarily due to the deferral of loan fees to be amortized as yield adjustments. A corresponding amount of additional compensation expense for loan origination costs was also deferred during the current quarter.

Non-interest expense was $61.7 million for the nine months ended September 30, 2013, a decrease of $0.8 million, or 1.3%, from $62.5 million for the nine months ended September 30, 2012. The decrease was primarily due to decreases of $0.7 million in FDIC insurance expense primarily due to a reduction in the assessment rate, $0.7 million in OREO/foreclosure expense primarily due to a reduction in non-accrual loans, $0.5 million in net losses on sales of OREO and $0.4 million in professional services. These decreases were partially offset by a $1.7 million increase in salaries and employee benefits expense primarily due to annual salary increases and increased incentives for loan and deposit growth. The efficiency ratio was 51.9% and 51.2% for the periods ended September 30, 2013 and 2012, respectively.

Balance Sheet Summary – At September 30, 2013

Total assets at September 30, 2013 were $4,732.3 million, an increase of $280.8 million, or 6.3%, from $4,451.4 million at December 31, 2012. Total loans, net increased $162.3 million during the nine months ended September 30, 2013 to $3,365.3 million from $3,203.0 million at December 31, 2012. Loan originations and purchases were $635.2 million for the nine months ended September 30, 2013, an increase of $202.0 million from $433.2 million for the nine months ended September 30, 2012. During the nine months ended September 30, 2013, we continued to focus on the origination of multi-family properties and business loans with a full relationship. Loan applications in process have continued to remain strong, totaling $262.2 million at September 30, 2013 compared to $211.4 million at December 31, 2012 and $198.0 million at September 30, 2012.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $0.5 million and $3.5 million for the nine months ended September 30, 2013 and 2012, respectively. No loans were purchased during the three months ended September 30, 2013 and 2012.

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2013	2012	2013	2012
Multi-family residential	$ 127,310	$ 69,299	$ 302,527	$ 211,052
Commercial real estate	14,180	1,943	52,778	21,756
One-to-four family – mixed-use property	10,719	3,474	22,453	13,955
One-to-four family – residential	7,986	7,382	20,876	18,076
Co-operative apartments	1,037	100	4,799	1,726
Construction	163	83	1,951	653
Small Business Administration	92	180	470	513
Taxi Medallion	--	--	--	3,464
Commercial business and other	100,664	68,452	229,365	162,053
Total	$ 262,151	$ 150,913	$ 635,219	$ 433,248

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the three months ended September 30, 2013 had an average loan-to-value ratio of 44.1% and an average debt coverage ratio of 249%.

Non-accrual loans and charge-offs for impaired loans have declined, however they remain at elevated levels primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

(In thousands)	September 30, 2013	June 30, 2013	December 31, 2012
Accrual Status:
Multi-family residential	$ 2,812	$ 2,822	$ 2,348
Commercial real estate	3,786	3,797	3,263
One-to-four family - mixed-use property	2,307	2,317	2,338
One-to-four family - residential	367	369	374
Construction	1,612	1,612	3,500
Commercial business and other	4,368	4,403	3,849

Total	15,252	15,320	15,672

Non-accrual status:
Commercial real estate	3,552	4,045	3,872
One-to-four family - mixed-use property	385	386	--
Total	3,937	4,431	3,872

Total performing troubled debt restructured	$ 19,189	$ 19,751	$ 19,544

During the nine months ended September 30, 2013, five loans totaling $2.2 million were restructured and classified as TDR, while $2.0 million in repayments was received.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

(In thousands)	September 30, 2013	June 30, 2013	December 31, 2012

Loans 90 days or more past due and still accruing:
Multi-family residential	$ 479	$ --	$ --
Commercial real estate	298	--	--
One-to-four family - residential	15	15	--
Commercial business and other	502	558	644
Total	1,294	573	644

Non-accrual loans:
Multi-family residential	18,445	19,273	16,486
Commercial real estate	10,653	12,676	15,640
One-to-four family - mixed-use property	9,854	11,272	18,280
One-to-four family - residential	13,229	12,158	13,726
Co-operative apartments	160	160	234
Construction	4,962	7,326	7,695
Small business administration	--	445	283
Commercial business and other	2,564	9,999	16,860
Total	59,867	73,309	89,204

Total non-performing loans	61,161	73,882	89,848

Other non-performing assets:
Real estate acquired through foreclosure	3,503	2,591	5,278
Investment securities	3,831	4,301	3,332
Total	7,334	6,892	8,610

Total non-performing assets	$ 68,495	$ 80,774	$ 98,458

Included in non-accrual loans were three loans totaling $7.3 million, four loans totaling $10.1 million and seven loans totaling $11.1 million which were restructured as TDR which were not performing in accordance with their restructured terms at September 30, 2013, June 30, 2013 and December 31, 2012, respectively.

Hurricane Sandy swept through the New York City Metropolitan area in late October 2012. This hurricane caused significant damage to numerous homes and businesses throughout the area. In working with its borrowers and depositors affected by this hurricane, the Bank had entered into payment agreements on 30 loans totaling $18.9 million. These agreements originally provided for partial payment deferrals, generally for 90 days, but several are for longer periods. These agreements were intended to provide the borrowers the opportunity to fully assess any damage to the properties, apply for and receive insurance proceeds, and repair damages to the properties. At September 30, 2013, 18 loans totaling $9.6 million remain under these agreements, of which $7.1 million are considered non-performing as we have placed them on non-accrual status until they reestablish a payment history. The 18 remaining loans have had their agreements extended into 2014 to give the borrowers additional time to recover. Each borrower was required, commencing at the end of the deferral period, to make their regularly scheduled loan payments plus a portion of the deferred amounts. Each borrower is current under their agreement.  As of September 30, 2013, the Bank has not incurred, and does not expect to incur, any losses related to these agreements.

The Bank's non-performing assets totaled $68.5 million at September 30, 2013, a decrease of $12.3 million from $80.8 million at June 30, 2013 and a decrease of $30.0 million from $98.5 million at December 31, 2012. Total non-performing assets as a percentage of total assets were 1.45% at September 30, 2013, 1.76% at June 30, 2013 and 2.21% at December 31, 2012. The ratio of allowance for loan losses to total non-performing loans was 50.4% at September 30, 2013, 43.8% at June 30, 2013 and 34.6% at December 31, 2012.

During the three months ended September 30, 2013, 29 loans totaling $11.1 million were added to non-accrual loans, 12 loans totaling $3.6 million were returned to performing status, nine loans totaling $7.9 million were paid in full, seven loans totaling $4.3 million were sold, seven loans totaling $1.6 million were transferred to other real estate owned and charge-offs of $4.7 million were recorded on non-performing loans that were non-performing at the beginning of the third quarter of 2013.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At September 30, 2013, these investment securities had a combined amortized cost and market value of $8.3 million and $3.8 million, respectively.

Performing loans delinquent 60 to 89 days were $9.8 million at September 30, 2013, an increase of $2.8 million from $7.0 million at June 30, 2013 but a decrease of $3.9 million from $13.7 million at December 31, 2012.  Performing loans delinquent 30 to 59 days were $46.8 million at September 30, 2013, an increase of $0.1 million from $46.7 million at June 30, 2013 but a decrease of $14.3 million from $61.1 million at December 31, 2012.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Multi-family residential	$ 620	$ 3,081	$ 3,304	$ 5,163
Commercial real estate	171	55	612	2,152
One-to-four family – mixed-use property	587	814	3,611	3,064
One-to-four family – residential	(7)	198	578	1,067
Co-operative apartments	--	19	70	62
Construction	2,374	59	2,678	2,500
Small Business Administration	72	23	349	265
Commercial business and other	1,157	963	2,021	1,384
Total net loan charge-offs	$ 4,974	$ 5,212	$ 13,223	$ 15,657

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the nine months ended September 30, 2013, we sold 61 delinquent loans and received net proceeds of $22.9 million, resulting in $4.6 million in net charge-offs, and sold one performing loan and received net proceeds of $2.4 million, resulting in a gain on sale of $0.2 million.

During the nine months ended September 30, 2013, mortgage-backed securities increased $65.1 million, or 9.0%, to $785.2 million from $720.1 million at December 31, 2012. The increase in mortgage-backed securities during the nine months ended September 30, 2013 was primarily due to purchases of $292.3 million, partially offset by sales and repayments of $68.5 million and $122.4 million, respectively. During the nine months ended September 30, 2013, other securities increased $43.9 million, or 19.1%, to $273.3 million from $229.5 million at December 31, 2012. The increase in other securities during the nine months ended September 30, 2013 was primarily due to purchases of $88.0 million, partially offset by $30.5 million in calls and sales of $5.9 million. Other securities primarily consist of securities issued by government agencies, mutual or bond funds that invest in government and government agency securities and corporate bonds.

Total liabilities were $4,305.3 million at September 30, 2013, an increase of $296.2 million, or 7.4%, from $4,009.1 million at December 31, 2012. During the nine months ended September 30, 2013, due to depositors increased $215.7 million, or 7.2%, to $3,198.3 million as a result of a $226.6 million increase in core deposits partially offset by a $10.9 million decrease in certificates of deposit. Borrowed funds increased $69.8 million during the nine months ended September 30, 2013. The increase in borrowed funds was primarily due to a net increase of $109.4 million in long-term borrowings partially offset by a $43.0 million net decrease in short-term borrowings.

Total stockholders' equity decreased $15.4 million, or 3.5%, to $427.0 million at September 30, 2013 from $442.4 million at December 31, 2012. Stockholders' equity decreased primarily due to a decrease in comprehensive income of $20.3 million primarily due to a decline in the market value of the securities portfolio, the purchase of 836,092 shares of treasury stock at a cost of $13.2 million and the declaration and payment of a dividend of $0.39 per common share totaling $11.8 million, partially offset by net income of $25.8 million and $1.4 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. In addition, the exercise of stock options increased stockholders' equity by $0.2 million, including the income tax benefit realized. Book value per common share was $14.19 at September 30, 2013 compared to $14.39 at December 31, 2012. Tangible book value per common share was $13.67 at September 30, 2013 compared to $13.87 at December 31, 2012.

During the nine months ended September 30, 2013, the Company repurchased 836,092 shares of the Company's common stock at an average cost of $15.73 per share. At September 30, 2013, 549,870 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back the net loss from fair value adjustments, OTTI charges and the penalty incurred from the prepayment of borrowings and by subtracting the net gain on sale of securities.

	Three Months Ended			Nine Months Ended
	September 30, 2013	September 30, 2012	June 30, 2013	September 30, 2013	September 30, 2012

GAAP income before income taxes	$ 15,445	$ 15,353	$ 15,782	$ 42,302	$ 41,196

Net loss from fair value adjustments	190	(825)	308	621	185
Other-than-temporary impairment charges	916	--	503	1,419	776
Net gain on sale of securities	(96)	(96)	(18)	(2,972)	(96)
Penalty from prepayment of borrowings	--	--	--	2,579	--

Core income before taxes	16,455	14,432	16,575	43,949	42,061

Provision for income taxes for core income	6,466	5,584	6,501	17,218	16,444

Core net income	$ 9,989	$ 8,848	$ 10,074	$ 26,731	$ 25,617

GAAP diluted earnings per common share	$ 0.32	$ 0.31	$ 0.32	$ 0.86	$ 0.82

Net loss from fair value adjustments, net of tax	--	(0.02)	--	0.01	--
Other-than-temporary impairment charges, net of tax	0.02	--	0.01	0.03	0.01
Net gain on sale of securities, net of tax	--	--	--	(0.06)	--
Penalty from prepayment of borrowings, net of tax	--	--	--	0.05	--

Core diluted earnings per common share*	$ 0.34	$ 0.29	$ 0.33	$ 0.89	$ 0.84

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses, the net loss from fair value adjustments, OTTI charges and the penalty incurred from the prepayment of borrowings; and by subtracting the net gain on sale of securities.

	Three Months Ended			Nine Months Ended
	September 30, 2013	September 30, 2012	June 30, 2013	September 30, 2013	September 30, 2012

GAAP income before income taxes	$ 15,445	$ 15,353	$ 15,782	$ 42,302	$ 41,196

Provision for loan losses	3,435	5,000	3,500	12,935	16,000
Net loss from fair value adjustments	190	(825)	308	621	185
Other-than-temporary impairment charges	916	--	503	1,419	776
Net gain on sale of securities	(96)	(96)	(18)	(2,972)	(96)
Penalty from prepayment of borrowings	--	--	--	2,579	--

Core net income before the provision for loan losses and income taxes	$ 19,890	$ 19,432	$ 20,075	$ 56,884	$ 58,061

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and due from banks	$ 40,328	$ 40,425
Securities available for sale:
Mortgage-backed securities	785,210	720,113
Other securities	273,344	229,453
Loans available for sale	5,485	5,313
Loans:
Multi-family residential	1,684,277	1,534,438
Commercial real estate	516,314	515,438
One-to-four family ― mixed-use property	595,435	637,353
One-to-four family ― residential	196,659	198,968
Co-operative apartments	10,165	6,303
Construction	4,645	14,381
Small Business Administration	8,003	9,496
Taxi medallion	5,088	9,922
Commercial business and other	364,069	295,076
Net unamortized premiums and unearned loan fees	11,483	12,746
Allowance for loan losses	(30,816)	(31,104)
Net loans	3,365,322	3,203,017
Interest and dividends receivable	17,250	17,917
Bank premises and equipment, net	20,731	22,500
Federal Home Loan Bank of New York stock	46,003	42,337
Bank owned life insurance	108,762	106,244
Goodwill	16,127	16,127
Core deposit intangible	117	468
Other assets	53,586	47,502
Total assets	$ 4,732,265	$ 4,451,416

LIABILITIES
Due to depositors:
Non-interest bearing	$ 180,661	$ 155,789
Interest-bearing:
Certificate of deposit accounts	1,242,317	1,253,229
Savings accounts	277,417	288,398
Money market accounts	191,247	148,618
NOW accounts	1,306,664	1,136,599
Total interest-bearing deposits	3,017,645	2,826,844
Mortgagors' escrow deposits	41,064	32,560
Borrowed funds	1,018,231	948,405
Other liabilities	47,652	45,453
Total liabilities	4,305,253	4,009,051

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at September 30, 2013 and December 31, 2012; 30,092,744 shares and 30,743,329 shares outstanding at September 30, 2013 and December 31, 2012, respectively)	315	315
Additional paid-in capital	200,987	198,314
Treasury stock (1,437,851 shares and 787,266 shares at September 30, 2013 and December 31, 2012, respectively)	(21,796)	(10,257)
Retained earnings	255,687	241,856
Accumulated other comprehensive (loss) income, net of taxes	(8,181)	12,137
Total stockholders' equity	427,012	442,365

Total liabilities and stockholders' equity	$ 4,732,265	$ 4,451,416

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012

Interest and dividend income
Interest and fees on loans	$ 42,540	$ 44,857	$ 128,341	$ 137,540
Interest and dividends on securities:
Interest	7,135	8,120	21,263	23,796
Dividends	163	191	574	603
Other interest income	13	25	54	53
Total interest and dividend income	49,851	53,193	150,232	161,992

Interest expense
Deposits	7,776	10,097	24,160	31,232
Other interest expense	5,090	5,513	17,645	17,545
Total interest expense	12,866	15,610	41,805	48,777

Net interest income	36,985	37,583	108,427	113,215
Provision for loan losses	3,435	5,000	12,935	16,000
Net interest income after provision for loan losses	33,550	32,583	95,492	97,215

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	(1,622)	--	(2,508)	(4,102)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	706	--	1,089	3,326
Net OTTI charge recognized in earnings	(916)	--	(1,419)	(776)
Loan fee income	(71)	731	1,354	1,831
Banking services fee income	415	411	1,258	1,275
Net gain on sale of securities	96	96	2,972	96
Net gain on sale of loans	1	52	144	91
Net gain (loss) from fair value adjustments	(190)	825	(621)	(185)
Federal Home Loan Bank of New York stock dividends	399	390	1,214	1,113
Bank owned life insurance	853	703	2,519	2,088
Other income	358	305	1,071	966
Total non-interest income	945	3,513	8,492	6,499

Non-interest expense
Salaries and employee benefits	10,716	10,725	33,910	32,223
Occupancy and equipment	1,961	2,019	5,677	5,867
Professional services	1,247	1,546	4,380	4,821
FDIC deposit insurance	658	1,064	2,435	3,168
Data processing	1,042	1,016	3,184	3,043
Depreciation and amortization	737	810	2,238	2,429
Other real estate owned/foreclosure expense	417	887	1,529	2,194
Other operating expenses	2,272	2,676	8,329	8,773
Total non-interest expense	19,050	20,743	61,682	62,518

Income before income taxes	15,445	15,353	42,302	41,196

Provision for income taxes
Federal	4,593	4,543	12,717	12,403
State and local	1,431	1,445	3,781	3,662
Total taxes	6,024	5,988	16,498	16,065

Net income	$ 9,421	$ 9,365	$ 25,804	$ 25,131

Basic earnings per common share	$ 0.32	$ 0.31	$ 0.86	$ 0.83
Diluted earnings per common share	$ 0.32	$ 0.31	$ 0.86	$ 0.82
Dividends per common share	$ 0.13	$ 0.13	$ 0.39	$ 0.39

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2013	2012	2013	2012
Per Share Data
Basic earnings per share	$ 0.32	$ 0.31	$ 0.86	$ 0.83
Diluted earnings per share	$ 0.32	$ 0.31	$ 0.86	$ 0.82
Average number of shares outstanding for:
Basic earnings per common share computation	29,772,827	30,432,698	30,143,090	30,433,549
Diluted earnings per common share computation	29,805,352	30,462,402	30,167,643	30,464,020
Book value per common share (1)	$14.19	$14.28	$14.19	$14.28
Tangible book value per common share (2)	$13.67	$13.76	$13.67	$13.76

Average Balances
Total loans, net	$ 3,286,955	$ 3,175,254	$ 3,221,394	$ 3,191,035
Total interest-earning assets	4,371,291	4,157,752	4,268,453	4,125,460
Total assets	4,622,036	4,402,308	4,529,365	4,366,184
Total due to depositors	2,951,034	2,972,966	2,911,631	2,985,272
Total interest-bearing liabilities	3,981,421	3,791,309	3,891,120	3,776,329
Stockholders' equity	421,126	433,158	433,487	425,867
Common stockholders' equity	421,126	433,158	433,487	425,867
Performance Ratios (3)
Return on average assets	0.82%	0.85%	0.76%	0.77%
Return on average equity	8.95	8.65	7.94	7.87
Yield on average interest-earning assets	4.56	5.12	4.69	5.24
Cost of average interest-bearing liabilities	1.29	1.65	1.43	1.72
Interest rate spread during period	3.27	3.47	3.26	3.52
Net interest margin	3.38	3.62	3.39	3.66
Non-interest expense to average assets	1.65	1.88	1.82	1.91
Efficiency ratio (4)	49.19	51.28	51.89	51.22
Average interest-earning assets to average interest-bearing liabilities	1.10 X	1.10 X	1.10 X	1.09 X

(1) Calculated by dividing common stockholders' equity of $427.0 million and $441.4 million at September 30, 2013 and 2012, respectively, by 30,092,744 and 30,904,130 shares outstanding at September 30, 2013 and 2012, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $411.2 million and $425.3 million at September 30, 2013 and 2012, respectively, by 30,092,744 and 30,904,130 shares outstanding at September 30, 2013 and 2012, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and nine months ended September 30, 2013 and 2012 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the nine months ended September 30, 2013	At or for the year ended December 31, 2012

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation): (1)
Core capital	9.64%	n/a%
Tier 1 risk-based capital	14.46	n/a
Total risk-based capital	15.46	n/a

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.48%	9.62%
Tier 1 risk-based capital (well capitalized = 6%)	14.21	14.38
Total risk-based capital (well capitalized = 10%)	15.21	15.43

Capital ratios:
Average equity to average assets	9.57%	9.83%
Equity to total assets	9.02	9.94
Tangible common equity to tangible assets	8.72	9.61

Asset quality:
Non-accrual loans	$ 59,867	$ 89,204
Non-performing loans	61,161	89,848
Non-performing assets	68,495	98,458
Net charge-offs	13,223	20,240

Asset quality ratios:
Non-performing loans to gross loans	1.81%	2.79%
Non-performing assets to total assets	1.45	2.21
Allowance for loan losses to gross loans	0.91	0.97
Allowance for loan losses to non-performing assets	44.99	31.59
Allowance for loan losses to non-performing loans	50.39	34.62

Full-service customer facilities	17	17

(1) Flushing Financial Corporation became subject to regulatory capital requirements on March 1, 2013, when it converted to a bank holding company from a savings and loan holding company.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended September 30,
	2013			2012
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,948,640	39,358	5.34%	$ 2,889,894	41,373	5.73%
Other loans, net (1)	338,315	3,182	3.76	285,360	3,484	4.88
Total loans, net	3,286,955	42,540	5.18	3,175,254	44,857	5.65
Mortgage-backed securities	787,680	5,732	2.91	693,001	6,765	3.90
Other securities	265,751	1,566	2.36	232,684	1,546	2.66
Total securities	1,053,431	7,298	2.77	925,685	8,311	3.59
Interest-earning deposits and federal funds sold	30,905	13	0.17	56,813	25	0.18
Total interest-earning assets	4,371,291	49,851	4.56	4,157,752	53,193	5.12
Other assets	250,745			244,556
Total assets	$ 4,622,036			$ 4,402,308

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 270,956	126	0.19	$ 306,573	150	0.20
NOW accounts	1,298,242	1,673	0.52	989,644	1,446	0.58
Money market accounts	190,262	70	0.15	172,013	75	0.17
Certificate of deposit accounts	1,191,574	5,898	1.98	1,504,736	8,417	2.24
Total due to depositors	2,951,034	7,767	1.05	2,972,966	10,088	1.36
Mortgagors' escrow accounts	40,596	9	0.09	35,729	9	0.10
Total deposits	2,991,630	7,776	1.04	3,008,695	10,097	1.34
Borrowed funds	989,791	5,090	2.06	782,614	5,513	2.82
Total interest-bearing liabilities	3,981,421	12,866	1.29	3,791,309	15,610	1.65
Non interest-bearing deposits	175,217			139,562
Other liabilities	44,272			38,279
Total liabilities	4,200,910			3,969,150
Equity	421,126			433,158
Total liabilities and equity	$ 4,622,036			$ 4,402,308

Net interest income / net interest rate spread		$ 36,985	3.27%		$ 37,583	3.47%

Net interest-earning assets / net interest margin	$ 389,870		3.38%	$ 366,443		3.62%

Ratio of interest-earning assets to interest-bearing liabilities			1.10 X			1.10 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.9 million and $0.8 million for the three months ended September 30, 2013 and 2012, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the nine months ended September 30,
	2013			2012
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,904,864	118,921	5.46%	$ 2,902,201	127,111	5.84%
Other loans, net (1)	316,530	9,420	3.97	288,834	10,429	4.81
Total loans, net	3,221,394	128,341	5.31	3,191,035	137,540	5.75
Mortgage-backed securities	763,918	17,321	3.02	704,347	20,652	3.91
Other securities	243,472	4,516	2.47	186,165	3,747	2.68
Total securities	1,007,390	21,837	2.89	890,512	24,399	3.65
Interest-earning deposits and federal funds sold	39,669	54	0.18	43,913	53	0.16
Total interest-earning assets	4,268,453	150,232	4.69	4,125,460	161,992	5.24
Other assets	260,912			240,724
Total assets	$ 4,529,365			$ 4,366,184

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 277,451	389	0.19	$ 325,333	546	0.22
NOW accounts	1,273,909	5,044	0.53	1,001,843	4,685	0.62
Money market accounts	172,868	197	0.15	182,978	340	0.25
Certificate of deposit accounts	1,187,403	18,504	2.08	1,475,118	25,634	2.32
Total due to depositors	2,911,631	24,134	1.11	2,985,272	31,205	1.39
Mortgagors' escrow accounts	46,171	26	0.08	41,179	27	0.09
Total deposits	2,957,802	24,160	1.09	3,026,451	31,232	1.38
Borrowed funds	933,318	17,645	2.52	749,878	17,545	3.12
Total interest-bearing liabilities	3,891,120	41,805	1.43	3,776,329	48,777	1.72
Non interest-bearing deposits	162,732			128,912
Other liabilities	42,026			35,076
Total liabilities	4,095,878			3,940,317
Equity	433,487			425,867
Total liabilities and equity	$ 4,529,365			$ 4,366,184

Net interest income / net interest rate spread		$ 108,427	3.26%		$ 113,215	3.52%

Net interest-earning assets / net interest margin	$ 377,333		3.39%	$ 349,131		3.66%

Ratio of interest-earning assets to interest-bearing liabilities			1.10 X			1.09 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $2.7 million and $2.2 million for the nine months ended September 30, 2013 and 2012, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer and
         Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400